Exhibit 7.05

IRREVOCABLE VOTING PROXY AGREEMENT

This Irrevocable Voting Proxy Agreement (this "Agreement") is made and entered into as of [●] by and among Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), [●], an individual (the “Shareholder”), and Ethara Capital LLC, a Delaware limited liability company (the "Investor").

WHEREAS, Shareholder is the beneficial and record holder of the shares in the Company set forth on Exhibit A attached hereto (the "Pledged Shares");

WHEREAS, the Company entered into that certain Convertible Secured Note Purchase Agreement dated as of June 24, 2025 by and between the Company and the Investor, pursuant to which the Investor will make an investment in the Company (the “Investment”);

WHEREAS, as a condition to the making of the Investment, the Investor requires that Shareholder execute and deliver this Agreement and Shareholder has agreed to execute and deliver this Agreement to induce the Investor to make the Investment;

WHEREAS, Shareholder desires to grant to the Investor the proxy granted pursuant to this Agreement; and

WHEREAS, Shareholder and the Investor intend that the proxy granted hereunder be irrevocable during the Term (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

1.                  Proxy Designation. Shareholder hereby irrevocably constitutes and appoints the Investor, from the date of this Agreement until the termination of this Agreement in accordance with Section 2 (the “Term”), as Shareholder's true and lawful proxy, for and in Shareholder's name, place and stead to vote the Pledged Shares and any and all other equity interests in the Company owned by Shareholder, whether directly or indirectly, beneficially or of record, now owned or hereafter acquired (including, without limitation, any issuance of shares of the Company’s voting securities hereafter to Shareholder in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), with respect to any matter submitted to a vote of the shareholders of the Company at an annual or special meeting of the shareholders or through the solicitation of a written consent of shareholders (whether of any individual class of stock or of multiple classes of stock voting together). The Pledged Shares together with all such other equity interests are herein collectively referred to as the "Secured Interests". Except as expressly set forth in this Agreement, Shareholder shall retain all rights as a shareholder of the Company.

2.                 Termination. This Agreement shall terminate upon the earlier of (a) the date on which Shareholder no longer holds any Secured Interests and (b) the date on which that certain Secured Convertible Note, dated July 3, 2025, by the Company for the benefit of the Investor in the principal amount of $2,000,000, is converted in full pursuant to its terms.

3.                  Revocation of all Prior Proxies. Shareholder hereby revokes all other proxies and powers of attorney that Shareholder may have granted or appointed with respect to the Secured Interests. Shareholder will not give any subsequent proxy or power of attorney (and if given, it will not be effective) or enter into any other voting agreement with respect to the Secured Interests.

4.                  Acknowledgment of Proxy by the Company. The Company acknowledges the powers and proxies granted herein and hereby agrees that the Investor shall have the sole right during the Term to vote the Secured Interests with respect to any matter submitted to a vote of the shareholders of the Company at an annual or special meeting of the shareholders or through the solicitation of a written consent of shareholders (whether of any individual class of stock or of multiple classes of stock voting together).

5.                  Restrictive Legend. The Company and Shareholder each agree that each certificate, if any, representing any of the Secured Interests shall be marked by the Company with a restrictive legend. The Company agrees that it will place or cause to be placed the following legend on any new or replacement certificate representing the Secured Interests that is issued by the Company:

"THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN IRREVOCABLE VOTING PROXY AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN THE SHARES REPRESENTED BY THIS CERTIFICATE THE HOLDER OF THIS CERTIFICATE SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SAID AGREEMENT."

6.                 Negative Covenants of the Company. The Company agrees that, during the Term, it shall not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the above legend from any certificate representing the Secured Interests.

7.                  Power Coupled with an Interest. THE PROXIES AND POWERS GRANTED BY SHAREHOLDER PURSUANT TO THIS AGREEMENT ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF SHAREHOLDER'S OBLIGATIONS UNDER THIS AGREEMENT. THE PROXIES AND POWERS GRANTED HEREUNDER WILL BE IRREVOCABLE FOR THE TERM.

8.                  Notices Required. The Company shall give copies of any notices or other communications that it sends to Shareholder to the Investor at the same time as such notices or other communications are sent to Shareholder. All notices and other communications required or permitted under this Agreement shall be in writing and be sent by registered or certified mail, postage prepaid or by overnight delivery by a nationally recognized overnight carrier, addressed:

If to Shareholder:	[●]

If to the Investor:	Ethara Capital LLC
50 West 47th Street, Suite 1711
New York, NY 10036
Attention: Ruten Bhanderi

If to the Company:	Charles & Colvard, Ltd.
170 Southport Drive
Morrisville, NC 27560
Attention: Chief Executive Officer

9.                  Consent of Pledgor. Shareholder hereby consents to the execution and delivery of this Agreement by the Company and the Investor.

10.               Governing Law. This Agreement and all acts and transactions performed pursuant to this Agreement shall be governed, construed, interpreted, and enforced under the laws of the State of New York without regard to any principles relating to the conflict of laws.

11.                Counterparts. This Agreement may be executed in counterparts, each of which shall collectively constitute one agreement, but all of which together shall be deemed to be one and the same agreement. Delivery of an executed counterpart of this Agreement by email or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

12.                Amendments. Neither this Agreement, nor any term, covenant, or condition expressed herein may be amended, waived, extended, delayed, or terminated except by written agreement signed by all parties hereto.

13.                No Presumption. Each party had an opportunity to consult with an attorney in reviewing and drafting this Agreement. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

14.                Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order (without the requirement to post bond). Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

15.                Proxyholder Liability. The Investor shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which the Investor may do or refrain from doing in good faith, nor shall the Investor have any accountability hereunder, except for its own bad faith, gross negligence or willful misconduct. Furthermore, upon any judicial or other inquiry or investigation of or concerning the Investor’s acts pursuant to its rights and powers hereunder, such acts shall be deemed reasonable and in the best interests of the shareholders unless proved to the contrary by clear and convincing evidence.

16.                  Transfer. A transfer of any Secured Interests shall not be valid unless and until the transferee of such Secured Interests shall furnish the Investor and the Company with a written agreement to be bound by the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

CHARLES & COLVARD, LTD.

By:
Name:
Title:

[●]

ETHARA CAPITAL LLC

By:
Name:
Title:

EXHIBIT A

Pledged Shares

[●] shares of common stock